Exhibit 15.1




ACCOUNTANTS' LETTER OF AWARENESS

The Hartford Financial Services Group, Inc.
Hartford, Connecticut

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries for the third quarter and nine months ended September 30, 2002, as indicated in our report dated November 12, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in Registration Statement Nos. 33-80663, 33-80665, 333-12563, 333-49170 and 333-34092 on Form S-8 and Registration Statement Nos. 333-12617, 333-49666 and 333-88762 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP
Hartford, Connecticut
November 12, 2002

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